As filed with the Securities and Exchange Commission on August 3, 2009

Registration No. 333-136117

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________

CADIZ INC.
(Exact name of registrant as specified in its charter)

Delaware	77-0313235
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

550 South Hope Street
Suite 2850
Los Angeles, California 90071
(213) 271-1600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Keith Brackpool
Chief Executive Officer
550 South Hope Street
Suite 2850
Los Angeles, California 90071
(213) 271-1600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:
Howard J. Unterberger, Esq.

Theodora Oringher Miller & Richman PC
2029 Century Park East, Sixth Floor
Los Angeles, California 90067
(310) 557-2009

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (“Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934 (“Exchange Act”).

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

This filing constitutes a post-effective amendment to the registration statement on Form S-3 (File No. 333-136117), which was made effective on August 11, 2006.  This post-effective amendment shall hereafter become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, on such date as the Commission, acting pursuant to said Section 8(c), shall determine.

EXPLANATORY NOTE

On July 28, 2006 Cadiz Inc. (“the registrant”) previously filed, and on August 11, 2006 and December 30, 2008 previously amended and supplemented, a registration statement on Form S-3 (File No. 333-136117), which was made effective by the Securities and Exchange Commission on August 11, 2006.  The registration statement covers the resale by selling stockholders named in the prospectus of up to 2,221,909 shares of common stock that are issuable upon conversion of principal and accrued interest under an outstanding senior secured convertible loan. The registration statement also covers an indeterminate number of additional shares of common stock that may be issuable by virtue of any stock dividend, stock split, recapitalization or other similar transaction.

This post-effective amendment no. 1 to the registration statement has been filed to update certain information in the prospectus included in the registration statement, including some revisions to the conversion terms of the loan agreement, as amended on June 4, 2009. The amendment to the loan agreement did not change the total maximum number of shares issuable upon conversion of principal and accrued interest under the loan; hence, the total number of shares registered hereunder remains the same as in the original registration statement.

The filing fee for registration of the shares covered by the registration statement was paid by the registrant when the registration statement was initially filed on July 28, 2006.

PROSPECTUS

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

DATED AUGUST 3, 2009, SUBJECT TO COMPLETION

CADIZ INC.

2,221,909 Shares of Common Stock

The selling stockholders identified in this prospectus may offer from time to time up to 2,221,909 shares of our common stock that may be acquired by the selling stockholders upon conversion of principal and accrued interest under a $36.375 million senior secured convertible loan (the “Loan”).

We have agreed to pay the expenses of the offering. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.  Our obligation to pay amounts otherwise due under the Loan will, however, be reduced as a result of the issuance of our common stock in conversion of principal and accrued interest on the Loan.

We do not know when or how the selling stockholders intend to sell their shares or what the price, terms or conditions of any sales will be.  The selling stockholders may offer and sell their respective shares in transactions on the Nasdaq Global Market, in negotiated transactions, or both.  These sales may occur at fixed prices that are subject to change, at prices that are determined by prevailing market prices, or at negotiated prices.  The selling stockholders may sell shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares or both.

Our common stock is traded on the Nasdaq Global Market under the symbol "CDZI".  On June 29, 2009, the last reported sale price of our common stock on Nasdaq was $9.68.

___________

Investing in our common stock involves a high degree of risk. You should carefully read and consider the “Risk Factors” beginning on page 4.

___________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _________, 2009.

GENERAL INFORMATION

You may rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide information or to make representations not contained in this prospectus. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. Neither the delivery of this prospectus, nor any sale made under this prospectus, means that the information contained incorporated by reference in this prospectus is correct as of any time after the date of this prospectus.

Unless the context otherwise requires, the terms “we,” “us,” “our,” “Cadiz,” and “the Company” refer to Cadiz Inc., a Delaware corporation.

NOTICE ABOUT FORWARD-LOOKING STATEMENTS

Information presented in this prospectus, and in other documents which are incorporated by reference in this prospectus under the section of this prospectus entitled "Where You Can Find More Information," that discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, are forward-looking statements.  Forward-looking statements can be identified by the use of words such as "intends," "anticipates," "believes," "estimates," "projects," "forecasts," "expects," "plans," and "proposes."  Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from these forward-looking statements.  These include, among others, the cautionary statements in the "Risk Factors" section of this prospectus beginning on page 4.  These cautionary statements identify important factors that could cause actual results to differ materially from those described in the forward-looking statements.  When considering forward-looking statements in this prospectus, you should keep in mind the cautionary statements in the "Risk Factors" section and other sections of this prospectus, and other cautionary statements in documents which are incorporated by reference in this prospectus and listed in "Where You Can Find More Information" on page 12.

OUR BUSINESS

Our primary assets consist of 45,000 acres of land in three areas of eastern San Bernardino County, California.  Virtually all of this land is underlain by high-quality groundwater resources that are suitable for a variety of water storage and supply programs.  The advantages of underground water storage relative to surface storage include minimal surface environmental impacts, low capital investment, and minimal evaporative water loss. The properties are located in proximity to the Colorado River and the Colorado River Aqueduct, the major source of imported water for Southern California.

The value of these assets derives from a combination of projected population increases and limited water supplies throughout Southern California.  California is facing the very real possibility that current and future supplies of water will not be able to meet demand.  Water agencies throughout California have publicly announced that they will impose mandatory rationing in 2009 in order to meet anticipated demand.  In addition, most of the major population centers in Southern California are not located where significant precipitation occurs, requiring the importation of water from other parts of the state.  As a result, we believe that a competitive advantage exists for companies that can provide high-quality, reliable, and affordable water to major population centers.

Our objective is to realize the highest and best use for these assets in an environmentally responsible way.  We believe this can best be achieved through a combination of water storage and supply, the production of renewable energy, and sustainable agricultural development.

Our principal executive offices are located at 550 South Hope Street, Suite 2850, Los Angeles, California 90071 and our telephone number is (213) 271-1600.

SUMMARY OF THE OFFERING

Common stock offered by the selling stockholders	2,221,909 shares of common stock, which are issuable to the selling stockholders upon conversion of principal and accrued interest on the Loan

Use of proceeds	We will not receive any of the proceeds from the sale of shares of common stock by any of the selling stockholders.

Nasdaq Global Market symbol	CDZI

Risk Factors	See “Risk Factors” beginning on page 4 and other information in this prospectus for a discussion of factors you should consider carefully before investing in shares of our common stock.

Dividend Policy
We have never paid a cash dividend on our common stock. The Loan documents prohibit the payment of dividends while the Loan is outstanding. As we have a history of operating losses, we have been unable to date to pay dividends. Even if we post a profit in the future, we currently intend to retain all future earnings for the operation of our business. As a result, we do not anticipate that we will declare any dividends in the foreseeable future.

RISK FACTORS

An investment in shares of our common stock involves a high degree of risk.  You should carefully consider the following factors as well as the other information contained and incorporated by reference in this prospectus before deciding to invest.

Our Development Activities Have Not Generated Significant Revenues

At present, our activities are focused on water resource, agricultural, and renewable energy development at our San Bernardino County properties.  We have not received significant revenues from our development activities to date and we do not know when, if ever, we will receive operating revenues sufficient to offset the costs of our development activities.  As a result, we continue to incur a net loss from operations.

We May Never Generate Significant Revenues or Become Profitable Unless We Are Able To Successfully Implement Programs To Develop Our Land Assets and Related Water Resources

We do not know the terms, if any, upon which we may be able to proceed with our water and other development programs.  Regardless of the form of our water development programs, the circumstances under which transfers or storage of water can be made and the profitability of any transfers or storage are subject to significant uncertainties, including the risk of variable water supplies and changing water allocation priorities.  Additional risks include our ability to obtain all necessary regulatory approvals and permits, possible litigation by environmental or other groups, unforeseen technical difficulties, general market conditions for real estate and water supplies, and the time needed to generate significant operating revenues from such programs after operations commence.

The Development of Our Properties Is Heavily Regulated, Requires Governmental Approvals and Permits That Could Be Denied, and May Have Competing Governmental Interests and Objectives

In developing our land assets and related water resources, we are subject to local, state, and federal statutes, ordinances, rules and regulations concerning zoning, resource protection, environmental impacts, infrastructure design, subdivision of land, construction and similar matters.  Our development activities are subject to the risk of adverse interpretations or changes to U.S. federal, state and local laws, regulations and policies.  Further, our development activities require governmental approvals and permits that, if denied or granted subject to unfavorable conditions or restrictions, would adversely impact our ability to successfully implement our development programs.

The opposition of government officials may adversely affect our ability to obtain needed government approvals and permits upon satisfactory terms in a timely manner.  In this regard, federal government appropriations currently preclude spending for any proposal to store water for the purpose of export or for any activities associated with the approval of rights-of-way on lands managed by the Needles Field Office of the Bureau of Land Management.  As a result of a new right-of-way with the Arizona & California Railroad Company, we do not believe federal approval will be required to implement the Cadiz Project, however, even this may be subject to similar challenges.

A significant portion of our Cadiz Valley property is included in a study area as part of the Environmental Impact Statement (“EIS”) process for the expansion of the Marine Corp Air Ground Combat Center in Twentynine Palms, California.  Our property is included in one of the five different alternatives that will be studied for the base expansion during the EIS process over the next three years.  If any of the Cadiz Valley landholdings are included in the final expansion area, then we will be entitled to full fair market value compensation for any property taken.

         Additionally, the statutes, regulations and ordinances governing the approval processes provide third parties the opportunity to challenge proposed plans and approvals.  In California, third parties have the ability to file litigation challenging the approval of a project, which they usually do by alleging inadequate disclosure and mitigation of the environmental impacts of the project.  Opposition from environmental groups could cause delays and increase the costs of our development efforts or preclude such development entirely.  While we have worked with representatives of various environmental interests and agencies to minimize and mitigate the impacts of our planned projects, certain groups may remain opposed to our development plans.

Our Failure To Make Timely Payments of Principal and Interest on Our Indebtedness May Result in a Foreclosure on Our Assets

As of June 29, 2009, we had indebtedness outstanding to our senior secured lenders of approximately $42.3 million.  Our assets have been put up as collateral for this debt.  If we cannot generate sufficient cash flow to make principal and interest payments on this indebtedness when due, or if we otherwise fail to comply with the terms of agreements governing our indebtedness, we may default on our obligations.  If we default on our obligations, our lenders may sell off the assets that we have put up as collateral.  This, in turn, would result in a cessation or sale of our operations.

The Conversion of Our Outstanding Senior Indebtedness into Common Stock Would Dilute the Percentage of Our Common Stock Held by Current Stockholders

             Our senior indebtedness is convertible into common stock at the election of our lenders.  As of June 29, 2009, our senior indebtedness was convertible into 1,729,006 shares of our common stock, an amount equal to approximately 11.25% of the number of fully-diluted shares of our common stock outstanding as of that date.  An election by our lenders to convert all or a portion of our senior secured indebtedness into common stock will dilute the percentage of our common stock held by current stockholders.

We May Not Be Able To Obtain the Financing We Need To Implement Our Asset Development Programs

Based upon our current and anticipated usage of cash resources, we will require additional working capital commencing during the first quarter of fiscal 2010 to meet our cash resource needs from that point forward and to continue to finance our operations until such time as our asset development programs produce revenues.  If we cannot raise needed funds, we might be forced to make substantial reductions in our operating expenses, which could adversely affect our ability to implement our current business plan and ultimately our viability as a company.  We cannot assure you that our current lenders, or any other lenders, will give us additional credit should we seek it.  If we are unable to obtain additional credit, we may engage in further equity financings.  Our ability to obtain equity financing will depend, among other things, on the status of our asset development programs and general conditions in the capital markets at the time funding is sought.  Liquidity in the currently dislocated capital markets has been severely constrained since the beginning of the credit crisis.  Although we currently expect our capital sources to be sufficient to meet our near term liquidity needs, there can be no assurance that our liquidity requirements will continue to be satisfied.  Any further equity financings would result in the dilution of ownership interests of our current stockholders.

The Issuance of Equity Securities Under Management Equity Incentive Plans Will Impact Earnings

Our compensation programs for management emphasize long-term incentives, primarily through the issuance of equity securities and options to purchase equity securities.  It is expected that plans involving the issuance of shares, options, or both will be submitted from time to time to our stockholders for approval.  In the event that any such plans are approved and implemented, the issuance of shares and options under such plans may result in the dilution of the ownership interest of other stockholders and will, under currently applicable accounting rules, result in a charge to earnings based on the value of our common stock at the time of issue and the fair value of options at the time of their award.  The expense would be recorded over the vesting period of each stock and option grant.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of our common stock under this prospectus.  However, our obligation to pay principal and accrued interest otherwise due under the Loan will be reduced as a result of the issuance of our common stock to the selling stockholders upon conversion of principal and accrued interest on the Loan.

SALES BY SELLING STOCKHOLDERS

On June 26, 2006, we, and our wholly-owned subsidiary Cadiz Real Estate LLC, entered into a Credit Agreement with Peloton Multi-Strategy Master Fund (“Peloton Fund”) and Milfam II L.P. as lenders, and Peloton Partners LLP, as administrative agent. The Credit Agreement provided for the issuance of up to 2,221,909 shares of our common stock upon the conversion of principal and interest under the Loan. The transactions contemplated by the Credit Agreement, including the issuance of the Loan, closed on June 29, 2006. We entered into the Credit Agreement and the Loan in a transaction exempt from the registration requirements of the Securities Act, pursuant to Section 4(2) thereof.

Under the original terms of the Credit Agreement, the lenders invested $36.375 million in a five-year zero coupon secured convertible loan with an initial interest rate of 5% per annum, which would increase after three years to 6% per annum for the remainder of the term. At the lenders’ option, $10 million of principal and accrued interest thereon could be converted into our common stock at $18.15 per share, and $26.375 million of principal and accrued interest thereon could be converted into our common stock at $23.10 per share (with an average conversion price of $21.50 per share), subject to adjustments for stock splits, stock dividends and other recapitalization events and adjustment in the event of a change of control. The maximum number of shares that was issuable under the original terms of the Credit Agreement was 2,221,909 – the number of shares offered by this prospectus. That number assumed the conversion of the full amount of the Loan on its maturity date, giving effect to all interest accrued through that date.

Pursuant to a Registration Rights Agreement entered into by us as a condition to the closing of the transactions contemplated by the Credit Agreement, we agreed to register for resale the shares of our common stock issuable upon conversion of principal and accrued interest on the Loan at our own expense. Pursuant to that Registration Rights Agreement, we filed the original registration statement covering the resale of the shares on July 28, 2006 and have subsequently amended and supplemented the registration statement.

On April 16, 2008, we were advised that LC Capital Master Fund, Ltd. (“LC Capital”) had acquired the 90% interest of Peloton Fund under the Credit Agreement.  LC Capital is an affiliate of Lampe, Conway & Co. LLC (“Lampe Conway”).  Following the purchase by LC Capital of Peloton Fund’s interest in the Credit Agreement, Peloton Partners was replaced as administrative agent under the Credit Agreement by an affiliate of Lampe Conway. We filed a prospectus supplement on December 30, 2008 to reflect these changes.

The Credit Agreement and the Registration Rights Agreement were amended on June 4, 2009.  We have filed the post-effective amendment to the registration statement of which this prospectus is a part pursuant to requirements of the amended Registration Rights Agreement. Significant terms of the amendment to the Credit Agreement are as follows:

—	The Loan’s maturity date was extended from June 29, 2011 to June 29, 2013.

—	Interest will continue to accrue at 6% per annum through the new maturity date.

—
The Loan’s conversion terms have been modified to allow up to $4.55 million of principal to be converted into 650,000 shares of our common stock (“Initial Conversion Portion”) at a conversion price of $7.00, and the remaining principal and interest to be converted into 1,409,510 shares of our common stock at a conversion price of $35.00 per share. If fully converted at June 29, 2013, this would result in our common stock being issued at an average conversion price of $26.00 per share.

—
The Credit Agreement now provides that if more than 50% of the principal amount of the Loan is transferred without our prior written consent, such consent not to be unreasonably withheld, then the maturity date of the Loan shall automatically be extended for an additional two years. If such an extension were to occur and the Loan were fully converted at June 29, 2015, the number of shares issuable upon conversion would be capped at 2,221,909 shares, which is the number of shares that was approved for issuance by the vote of our stockholders on November 10, 2006 pursuant to Nasdaq requirements.

—
We now have the right at any time (other than during the automatic two year extension referred to above, if applicable) to prepay the Loan’s outstanding principal (other than as to the Initial Conversion Portion) plus all accrued interest in full without penalty, and may at the same time prepay the Initial Conversion Portion either in stock at a 110% conversion premium or, at the election of the lenders, in cash with an equal value (but not less than $4.55 million).

No selling stockholder has held any position or office or had a material relationship with us other than pursuant to the terms of the Credit Agreement and Registration Rights Agreement or as a result of the ownership of our common stock.

The following table is based on information supplied to us by the selling stockholders identified in the table. The table sets forth the name of each selling stockholder, the number of shares of common stock that each selling stockholder beneficially owns as of June 29, 2009, the number of shares of common stock that may be offered for sale from time to time by them pursuant to this prospectus, and the number of shares and percentage of our class of common stock that would be held by each selling stockholder assuming the sale of all of the common stock offered hereby.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Shares of Common Stock Offered for Sale	Shares of Common Stock Beneficially Owned After Offering (2)	Percentage Ownership After Offering (3)
LC Capital Master Fund, Ltd.	2,348,957(4)	1,999,718(5)	792,852	5.3%
Milfam II L.P.	172,901(6)	222,191(7)	-0-	0.0%
______________

(1)
Except as otherwise noted herein, the number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right.  The shares listed in this column include shares underlying the Loan which the selling stockholder has the right to acquire within 60 days of June 29, 2009.  Unless otherwise indicated in the footnotes, each person has sole voting and investment power, or shares such powers with his or her spouse, with respect to the shares shown as beneficially owned.

(2)
Assumes the sale of all shares of common stock offered hereby.  In the event that all or part of the Loan is converted prior its final maturity date, or there is no further two year extension of the maturity date of the Loan, the number of shares that will actually be issued will be less than the number of shares being offered by this prospectus.

(3)
Based upon 12,600,236 shares of common stock of Cadiz outstanding as of June 29, 2009 and assumes the issuance, upon conversion of the Loan, of the maximum of 2,221,909 shares issuable upon conversion of the Loan.

(4)
LC Capital is the holder of 90% of the Loan.

Based on Forms 4 filed on November 20, 2008 and June 9, 2009 with the Commission by LC Capital Master Fund Ltd. and information provided by LC Capital Master Fund Ltd.

Includes 288,000 shares acquired in our November 2008 private placement and 312,852 shares of common stock beneficially owned immediately prior to the assignment and assumption of the Loan. Includes 192,000 shares issuable upon the exercise of the warrants acquired in our November 2008 private placement. Includes 585,000 shares of common stock issuable upon conversion of $4,095,000 in principal under the Loan as of June 29, 2009 at a conversion rate of $7.00 per share and 971,105 shares of common stock issuable upon conversion of $33,988,684 in principal and interest under the Loan as of June 29, 2009 at a conversion rate of $35.00 per share.

Does not include 297,454 shares of common stock issuable upon conversion of a maximum of an additional $10,410,872 in interest which may accrue in favor of LC Capital Master Fund Ltd. during the term of the Loan, assuming no further extension of the maturity date of the Loan. Of the 297,454 shares of common stock, only 10,881 shares were beneficially owned by LC Capital Master Fund Ltd. as of June 29, 2009 as a result of common stock issuable upon conversion of $380,837 of interest, which is the amount of interest that will have accrued within 60 days of June 29, 2009.

Does not include 146,159 shares of stock issuable in the event of a further two year extension of the maturity date of the Loan.

These securities also may be deemed to be beneficially owned by LC Capital Partners, LP ("Partners"), LC Capital Advisors LLC ("Advisors"), Lampe Conway, LC Capital International LLC ("International"), Steven G. Lampe (“Lampe”) and Richard F. Conway ("Conway") by virtue of the following relationships: (i) Partners' beneficially owns one-third of the outstanding shares of the Master Fund; (ii) Advisors is the sole general partner of Partners; (iii) Lampe Conway acts as investment manager to Partners and the Master Fund pursuant to certain investment management agreements, and as a result of such agreements, Lampe Conway shares voting and dispositive power over the securities; (iv) International acts as investment advisor to the Master Fund pursuant to an investment advisory agreement and, as a result, International shares voting and dispositive power over the securities; and (v) Lampe and Conway act as the sole managing members of each of Advisors, Lampe Conway and International and are the natural persons with voting and dispositive power over these securities.

LC Capital and/or its affiliates have designated Mr. Stephen E. Courter, a director of the Company, as their designee on our Board of Directors.

(5)
Includes 297,454 shares of common stock issuable upon conversion of a maximum of an additional $10,410,872 in interest which may accrue in favor of LC Capital Master Fund Ltd. during the term of the Loan, assuming no further extension of the maturity date of the Loan.  Of the 297,454 shares of common stock, only 10,881 shares were beneficially owned by LC Capital Master Fund Ltd. as of June 29, 2009 as a result of common stock issuable upon conversion of $380,837 of interest, which is the amount of interest that will have accrued within 60 days of June 29, 2009.

Includes 146,159 shares of stock issuable in the event of a further two year extension of the maturity date of the Loan.

(6)
Milfam II L.P. is the holder of 10% of the Loan.

Includes 65,000 shares of common stock issuable upon conversion of $455,000 in principal under the Loan as of June 29, 2009 at a conversion rate of $7.00 per share and 107,901 shares of common stock issuable upon conversion of $3,776,520 in principal and interest under the Loan as of June 29, 2009 at a conversion rate of $35.00 per share.

Does not include 33,050 shares of common stock issuable upon conversion of a maximum of an additional $1,156,763 in interest which may accrue in favor of Milfam II L.P. during the term of the Loan, assuming no further extension of the maturity date of the Loan. Of the 33,050 shares of common stock, only 1,209 shares were beneficially owned by Milfam II L.P. as of June 29, 2009 as a result of common stock issuable upon conversion of $42,315 of interest, which is the amount of interest that will have accrued within 60 days of June 29, 2009.

Does not include 16,240 shares of stock issuable in the event of a further two year extension of the maturity date of the Loan.

Mr. Lloyd I. Miller, III is the manager of a limited liability company that is the general partner of Milfam II L.P. and is the natural person with voting and dispositive power over these securities.

(7)
Includes 33,050 shares of common stock issuable upon conversion of a maximum of an additional $1,156,763 in interest which may accrue in favor of Milfam II L.P. during the term of the Loan, assuming no further extension of the maturity date of the Loan.  Of the 33,050 shares of common stock, only 1,209 shares were beneficially owned by Milfam II L.P. as of June 29, 2009 as a result of common stock issuable upon conversion of $42,315 of interest, which is the amount of interest that will have accrued within 60 days of June 29, 2009.

Includes 16,240 shares of stock issuable in the event of a further two year extension of the maturity date of the Loan.

We may amend or supplement this prospectus from time to time to update the disclosures set forth herein.

PLAN OF DISTRIBUTION

The shares of common stock offered by this prospectus will be offered and sold by the selling stockholders named in this prospectus, by their donees, or by their other successors in interest.  We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, other than fees of counsel, if any, retained individually by the selling stockholders, and any discounts or commissions payable with respect to sales of the shares.

The selling stockholders from time to time may offer and sell the shares in transactions in the Nasdaq Global Market at market prices prevailing at the time of sale.  The selling stockholders from time to time may also offer and sell the shares in private transactions at negotiated prices.  The selling stockholders may sell their shares directly or to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both.  Such compensation may be in excess of customary commissions.

        From time to time, a selling stockholder may pledge or grant a security interest in some or all of the shares which the selling stockholder owns.  If a selling stockholder defaults in the performance of the selling stockholder’s secured obligations, the pledgees or secured parties may offer and sell the shares from time to time by this prospectus (except, in some cases, if the pledgees or secured parties are broker-dealers or are affiliated with broker-dealers).  The selling stockholders also may transfer and donate shares in other circumstances.  Donees may also offer and sell the shares from time to time by this prospectus (except, in some cases, if the donees are broker-dealers or are affiliated with broker-dealers).  The number of shares beneficially owned by a selling stockholder will decrease as and when a selling stockholder donates such stockholder’s shares or defaults in performing obligations secured by such stockholder’s shares.  The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the donees, pledgees, other secured parties or other successors in interest will be selling stockholders for purposes of this prospectus.  If we are notified that a donee, pledgee or other successor in interest of a selling stockholder intends to sell more than 500 shares of our common stock, we will file a supplement to this prospectus which includes all of the information required to be disclosed by Item 507 of Regulation S-K.  Further, we will file a post-effective amendment to this registration statement upon notification of any change in the plan of distribution.

The selling stockholders and any broker-dealers acting in connection with the sale of the shares covered by this prospectus may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of the shares as principals may be deemed to be underwriting compensation under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities they may incur as a result of any untrue statement or alleged untrue statement of a material fact in the registration statement of which this prospectus forms a part, or any omission or alleged omission in this prospectus or the registration statement to state a material fact necessary in order to make the statements made not misleading. This indemnification includes liabilities that the selling stockholders may incur under the Securities Act. We do not have to give such indemnification if the untrue statement or omission was made in reliance upon and in conformity with information furnished in writing to us by the selling stockholders for use in this prospectus or the registration statement.

We have advised the selling stockholders of the requirement for delivery of this prospectus in connection with any sale of the shares.  We have also advised the selling stockholders of the relevant cooling off period specified by Regulation M and restrictions upon the selling stockholders’ bidding for or purchasing our securities during the distribution of shares.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company, New York, New York.

LEGAL MATTERS

Certain legal matters in connection with the issuance of the securities offered under this prospectus have been passed upon for us by Theodora Oringher Miller & Richman PC, attorneys at law, Los Angeles, California.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

RECENT DEVELOPMENTS

On June 5, 2009, we issued a press release announcing that we had executed letters of intent ("LOIs") with a broad collection of Southern California water providers to develop a cost-sharing agreement, finalize terms of pricing, design and capital allocation and work towards implementation of our water conservation and storage project.  Under these non-binding LOIs, we and the interested water providers have agreed to undertake a mutual project evaluation and seek an agreement identifying and apportioning expected environmental review costs, including the preparation and submittal of a project description for review under the California Environmental Quality Act.

                As a result of the modification of the convertible debt arrangement as disclosed in this S-3, the change in conversion value between the original and modified instrument is approximately $3 million which will be recorded as an additional debt discount. Such debt discount will be accreted to the redemption value of the instrument over the remaining term of the loan as additional interest expense.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the common stock offered by this prospectus.  This prospectus, which is part of the registration statement, does not contain all of the information in the registration statement.  For further information about us and our common stock, you should refer to the registration statement, including exhibits, and the financial statements and notes filed as a part thereof.

We file quarterly and annual reports, proxy statements and other information with the Commission. You may read and copy any document that we file at the public reference facilities of the Commission at 100 F Street, N.E., Washington, D.C. 20549.  You may call the Commission at 1-800-SEC-0330 for further information on the operation of its public reference room.  Our filings with the Commission, including the registration statement, are available to you on the Commission’s website at http://www.sec.gov.  In addition, documents that we file with the Commission are available on our website at www.cadizinc.com.

INFORMATION INCORPORATED BY REFERENCE

The Commission allows us to "incorporate by reference" into this prospectus the information we file with them.  The information we incorporate by reference into this prospectus is an important part of this prospectus. Any statement in a document we have filed with the Commission prior to the date of this prospectus and which is incorporated by reference into this prospectus will be considered to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes that statement. The modified or superseded statement will not be considered to be a part o this prospectus, except as modified or superseded.

We incorporate by reference into this prospectus the information contained in the following documents, which is considered to be a part of this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 11, 2009 and amended on April 30, 2009;

•	our Current Report on Form 8-K filed on February 12, 2009;

•	our Current Report on Form 8-K filed on April 8, 2009;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed on May 8, 2009;

•	our Current Report on Form 8-K filed on May 14, 2009;

•	our Current Report on Form 8-K filed on May 27, 2009;

•	our Current Report on Form 8-K filed on June 4, 2009;

•	the description of our common stock as set forth in our registration statement filed on Form 8-A under the Exchange Act on May 8, 1984, as amended by reports on:

o	Form 8-K filed with the Commission on May 26, 1988;
o	Form 8-K filed with the Commission on June 2, 1992;
o	Form 8-K filed with the Commission on May 18, 1999; and
o	Annual Report on Form 10-K for the year ended December 31, 2003, filed on November 2, 2004

We also incorporate by reference all additional documents that we file with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that are filed after the effective date of the post-effective amendment to the registration statement of which this prospectus is a part and prior to the termination of the offering of securities offered pursuant to this prospectus. We are not, however, incorporating, in each case, any documents or information that we are deemed to “furnish” and not file in accordance with Commission rules.

You may obtain a copy of these filings, without charge, by writing or calling us at:

Cadiz Inc.
550 South Hope Street
Suite 2850
Los Angeles, California 90071
Attention: Investor Relations
(213) 271-1600

No dealer, salesperson, or other person has been authorized to give any information or to make any representation not contained in this prospectus, and, if given or made, such information and representation should not be relied upon as having been authorized by us or any selling stockholder. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts set forth in this prospectus or in our affairs since the date hereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

We estimate that expenses in connection with the distribution described in this Registration Statement will be as shown below.  All expenses incurred with respect to the distribution, except for fees of counsel, if any, retained individually by a selling stockholder and any discounts or commissions payable with respect to sales of the shares, will be paid by us.  See "Plan of Distribution."

SEC registration fee	$4,540.92
Printing expenses	$--
Accounting fees and expenses	$10,000.00
Legal fees and expenses	$35,000.00
Miscellaneous	$8,459.08

Total	$58,000.00

Item 15.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits our Board of Directors to indemnify any person against expenses, attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which he is made a party because he serves or served as a director, officer, employee or agent of Cadiz or of another entity.  The language of Section 145 is sufficiently broad to permit indemnification in some situations for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

Our Bylaws provide for mandatory indemnification of directors and officers of Cadiz, and those serving at the request of Cadiz as directors, officers, employees, or agents of other entities, to the maximum extent permitted by law.  The Bylaws provide that this indemnification shall be a contract right between each of these persons and Cadiz.

Our Certificate of Incorporation provides that a director of the company shall not be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

(1)	for any breach of the director's duty of loyalty to Cadiz or its stockholders;

(2)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(3)	under Section 174 of the Delaware General Corporation Law; or

(4)	for any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation provides that if the Delaware General Corporation Law is subsequently amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the law as amended.  We have also purchased a liability insurance policy which insures our directors and officers against certain liabilities, including liabilities under the Securities Act.

Item 16.  Exhibits.

The following exhibits are filed or incorporated by reference as part of this Registration Statement.

4.1           Specimen form of stock certificate(1)

4.2           Cadiz Inc. Certificate of Incorporation, as amended(2)

4.3           Amendment to Cadiz Inc. Certificate of Incorporation dated November 8, 1996(3)

4.4           Amendment to Cadiz Inc. Certificate of Incorporation dated September 1, 1998(1)

4.5           Amendment to Cadiz Inc. Certificate of Incorporation dated December 15, 2003(4)

4.6           Certificate of Elimination of Series D Preferred Stock, Series E-1 Preferred Stock and Series E-2 Preferred Stock of Cadiz Inc. dated December 15, 2003(4)

4.7           Certificate of Elimination of Series A Junior Participating Preferred Stock of Cadiz Inc., dated March 25, 2004(5)

4.8           Amended and Restated Certificate of Designations of Series F Preferred Stock of Cadiz Inc. dated November 30, 2004(6)

4.9           Second Amended and Restated Certificate of Designations of Series F Preferred Stock of Cadiz Inc. dated June 30, 2006(7)

4.10         Cadiz Inc. Bylaws, as amended(8)

4.11         Certificate of Elimination of Series F Preferred Stock of Cadiz Inc. (as filed August 3, 2007)(9)

5.1           Opinion of Theodora Oringher Miller & Richman PC (formerly Stephan, Oringher, Richman, Theodora & Miller P.C.) as to the legality of the securities being registered(10)

10.1         $36,375,000 Credit Agreement among Cadiz Inc. and Cadiz Real Estate LLC, as Borrowers, the Several Lenders from time to time parties thereto, and Peloton Partners LLP, as Administrative Agent, dated as of June 26, 2006 (the “Credit Agreement”)(10)

10.2         Amendment No. 1 to the Credit Agreement among Cadiz Inc. and Cadiz Real Estate LLC, as Borrowers, the Several Lenders from time to time parties thereto, and Peloton Partners LLP, as Administrative Agent, dated September 29, 2006(11)

10.3         Amendment No. 2 to the Credit Agreement among Cadiz Inc. and Cadiz Real Estate LLC, as Borrowers, the Several Lenders from time to time parties thereto, and LC Capital Master Fund Ltd., as Administrative Agent, dated as of June 4, 2009

23.1         Consent of PricewaterhouseCoopers LLP

23.2         Consent of Theodora Oringher Miller & Richman PC (formerly Stephen, Oringher, Richman, Theodora & Miller P.C.) (included in its opinion filed as Exhibit 5.1)

24.1           Power of Attorney (included on signature page)
__________________

(1)	Previously filed as an exhibit to our quarterly report on Form 10-Q for the quarter ended September 30, 1998 and incorporated herein by reference

(2)	Previously filed as an exhibit to our registration statement on Form S-1 (Registration No. 33-75642) and incorporated herein by reference

(3)	Previously filed as an exhibit to our quarterly report on Form 10-Q for the quarter ended September 30, 1996 and incorporated herein by reference

(4)	Previously filed as an exhibit to our annual report on Form 10-K for the year ended December 31, 2003 and incorporated herein by reference

(5)	Previously filed as an exhibit to our annual report on Form 10-K for the year ended December 31, 2003 and incorporated herein by reference

(6)	Previously filed as an exhibit to our current report on Form 8-K filed on December 2, 2004 and incorporated herein by reference

(7)	Previously filed as an exhibit to our current report on Form 8-K filed on July 6, 2006 and incorporated herein by reference

(8)	Previously filed as an exhibit to our quarterly report on Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference

(9)	Previously filed as an Exhibit to our quarterly report on Form 10-Q for the quarter ended June 30, 2007 and incorporated herein by reference

(10)	Previously filed as an exhibit to this registration statement as originally filed on July 28, 2006 and incorporated herein by reference

(11)	Previously filed as an exhibit to our current report on Form 8-K filed on October 4, 2006 and incorporated herein by reference

Item 17.  Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	[Intentionally omitted]

(5)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)
That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on August 3, 2009.

CADIZ INC.
Registrant

By:	/s/ Keith Brackpool
Keith Brackpool, Chairman and Chief Executive Officer

KNOW ALL YE BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Keith Brackpool and Timothy J. Shaheen, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statements filed by the registrant pursuant to Rule 462(b) of the Securities Act, which relates to this registration statement, and to file same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Keith Brackpool Keith Brackpool	Chief Executive Officer and Director (Principal Executive Officer)	August 3, 2009
/s/ Timothy J. Shaheen Timothy J. Shaheen	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	August 3, 2009
/s/ Murray H. Hutchinson Murray H. Hutchinson	Director	August 3, 2009
/s/ Raymond J. Pacini Raymond J. Pacini	Director	August 3, 2009
/s/ Stephen J. Duffy Stephen J. Duffy	Director	August 3, 2009
/s/ Winston H. Hickox Winston H. Hickox	Director	August 3 2009
/s/ Geoffrey Grant Geoffrey Grant	Director	August 3, 2009
/s/ Stephen E. Courter Stephen E. Courter	Director	August 3, 2009

EXHIBITS INDEX

Exhibit No.:                                Title of Document

4.1           Specimen form of stock certificate(1)

4.2           Cadiz Inc. Certificate of Incorporation, as amended(2)

4.3           Amendment to Cadiz Inc. Certificate of Incorporation dated November 8, 1996(3)

4.4           Amendment to Cadiz Inc. Certificate of Incorporation dated September 1, 1998(1)

4.5           Amendment to Cadiz Inc. Certificate of Incorporation dated December 15, 2003(4)

4.6           Certificate of Elimination of Series D Preferred Stock, Series E-1 Preferred Stock and Series E-2 Preferred Stock of Cadiz Inc. dated December 15, 2003(4)

4.7           Certificate of Elimination of Series A Junior Participating Preferred Stock of Cadiz Inc., dated March 25, 2004(5)

4.8           Amended and Restated Certificate of Designations of Series F Preferred Stock of Cadiz Inc. dated November 30, 2004(6)

4.9           Second Amended and Restated Certificate of Designations of Series F Preferred Stock of Cadiz Inc. dated June 30, 2006(7)

4.10           Cadiz Inc. Bylaws, as amended(8)

4.11           Certificate of Elimination of Series F Preferred Stock of Cadiz Inc. (as filed August 3, 2007)(9)

5.1           Opinion of Theodora Oringher Miller & Richman PC (formerly Stephan, Oringher, Richman, Theodora & Miller P.C.) as to the legality of the securities being registered(10)

10.1           $36,375,000 Credit Agreement among Cadiz Inc. and Cadiz Real Estate LLC, as Borrowers, the Several Lenders from time to time parties thereto, and Peloton Partners LLP, as Administrative Agent, dated as of June 26, 2006 (the “Credit Agreement”)(10)

10.2           Amendment No. 1 to the Credit Agreement among Cadiz Inc. and Cadiz Real Estate LLC, as Borrowers, the Several Lenders from time to time parties thereto, and Peloton Partners LLP, as Administrative Agent, dated September 29, 2006(11)

10.3           Amendment No. 2 to the Credit Agreement among Cadiz Inc. and Cadiz Real Estate LLC, as Borrowers, the Several Lenders from time to time parties thereto, and LC Capital Master Fund Ltd., as Administrative Agent, dated as of June 4, 2009

23.1           Consent of PricewaterhouseCoopers LLP

23.2           Consent of Theodora Oringher Miller & Richman PC (formerly Stephen, Oringher, Richman, Theodora & Miller P.C.) (included in its opinion filed as Exhibit 5.1)

24.1           Power of Attorney (included on signature page)
____________________

(1)	Previously filed as an exhibit to our quarterly report on Form 10-Q for the quarter ended September 30, 1998 and incorporated herein by reference

(2)	Previously filed as an exhibit to our registration statement on Form S-1 (Registration No. 33-75642) and incorporated herein by reference

(3)	Previously filed as an exhibit to our quarterly report on Form 10-Q for the quarter ended September 30, 1996 and incorporated herein by reference

(4)	Previously filed as an exhibit to our annual report on Form 10-K for the year ended December 31, 2003 and incorporated herein by reference

(5)	Previously filed as an exhibit to our annual report on Form 10-K for the year ended December 31, 2003 and incorporated herein by reference

(6)	Previously filed as an exhibit to our current report on Form 8-K filed on December 2, 2004 and incorporated herein by reference

(7)	Previously filed as an exhibit to our current report on Form 8-K filed on July 6, 2006 and incorporated herein by reference

(8)	Previously filed as an exhibit to our quarterly report on Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference

(9)	Previously filed as an Exhibit to our quarterly report on Form 10-Q for the quarter ended June 30, 2007 and incorporated herein by reference

(10)	Previously filed as an exhibit to this registration statement as originally filed on July 28, 2006 and incorporated herein by reference

(11)	Previously filed as an exhibit to our current report on Form 8-K filed on October 4, 2006 and incorporated herein by reference